Exhibit 99.1

FOR IMMEDIATE RELEASE
May 3, 2007
Investor Contact:
Mark Barnett
(614) 249-8437

Media Contact:
Erica Lewis
(614) 249-0184

Nationwide Financial Reports First Quarter Results

Net income increases 43 percent year-over-year

COLUMBUS, Ohio — Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of long-term savings and retirement products, today reported first quarter 2007 net income of $203.2 million, or $1.38 per diluted share, compared with first quarter 2006 net income of $142.3 million, or $0.93 per diluted share. Included in the current quarter’s net income was a $45.5 million, or $0.31 per diluted share, gain on the sale of The 401(k) Company. As a result of the sale, results of operations for The 401(k) Company and the associated gain on sale are both reflected as discontinued operations.

Nationwide Financial analyzes operating performance using a non-GAAP financial measure called “net operating earnings,” which the Company believes enhances understanding and comparability of its performance by highlighting its results from continuing operations and the underlying profitability drivers. See Exhibit 3 for a description of non-GAAP financial measures included in this earnings announcement, a reconciliation of non-GAAP financial measures to GAAP financial measures, and the substantive reasons why the Company believes presentation of these non-GAAP financial measures provides useful information to investors regarding its financial condition and results of operations. The table on the top of page 10 reconciles net operating earnings to net income, including the related diluted per share amounts for the periods indicated.

“We achieved solid first quarter financial results driven by strong equity market performance as well as the progress we are making to improve profitability through better execution and financial discipline across the organization,” said Jerry Jurgensen, chief executive officer.

“At the same time, we are also making significant strides in our efforts to enhance Nationwide Financial’s business model and extend its capabilities into higher growth and return markets. Over the last several months, we have completed several key transactions. Nationwide Bank completed its merger with the Nationwide Federal Credit Union, which helped drive bank assets to more than $1 billion. Additionally, we completed the NWD Investment Management transaction and closed on the sale of The 401(k) Company. All of these transactions are meaningful steps in our journey toward achieving our long-term growth targets and increasing shareholder returns,” Jurgensen added.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2007 earnings — 2

Highlights from the quarter:

First quarter 2007 net operating earnings were $170.4 million, or $1.16 per diluted share, compared to net operating earnings of $144.3 million, or $0.94 per diluted share, for the same period a year ago. The year-over-year improvement was driven by strong equity market performance resulting in higher asset based revenues and lower general operating and benefit expenses in the individual protection segment. Additionally, net investment income increased compared to the prior year, primarily the result of increased income from commercial mortgage loan prepayments and bond call premiums.

	Three months ended March 31,
(in millions)	2007	2006	Change
	(Unaudited)	(Unaudited)
Net income	$203.2	$142.3	43%
Net income per diluted share	$1.38	$0.93	48%

Net operating earnings	$170.4	$144.3	18%
Net operating earnings per diluted share	$1.16	$0.94	23%

Sales	$4,794.6	$4,431.1	8%
Net flows	265.0	342.0	-23%
Total revenues	1,115.3	1,082.4	3%
Total operating revenues	1,128.8	1,090.5	4%

Customer funds managed and administered	$156,080.8	$146,101.8	7%
Total assets	$120,343.5	$116,558.7	3%
Shareholders’ equity excluding AOCI*	$5,631.8	$5,204.1	8%
Net operating return on average equity excluding AOCI	12.2%	11.0%	n.m.
Book value per diluted share excluding AOCI	$38.73	$34.93	11%

*	Accumulated Other Comprehensive Income (AOCI)

Note:

The results of operations of The 401(k) Company are reflected as discontinued operations. Other data, including sales, net flows and customer funds managed and administered, exclude amounts applicable to The 401(k) Company.

Total sales for the company increased 8 percent compared to a year ago as sales through non-affiliated and affiliated distribution channels increased by 11 percent and 2 percent, respectively. The non-affiliated distribution channel reported sales gains in both individual investments and private sector retirement plans, while growth in the affiliated distribution channel was driven by higher public sector retirement plans sales.

Total net inflows, or customer deposits net of withdrawals, were $265.0 million in the first quarter of 2007 compared to net inflows of $342.0 million in the first quarter of 2006. The change in net flows was driven by a decrease in large case corporate-owned life insurance (COLI) deposits and increased maturities of medium-term notes (MTN), partially offset by improved sales of variable annuities and retirement plans.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2007 earnings — 3

Total revenues increased 3 percent in the quarter compared to the same period a year ago. The increase was driven primarily by growth of asset based fees, partially offset by increased net realized losses on investments, hedging instruments and hedged items.

Book value per diluted share, excluding accumulated other comprehensive income (AOCI), increased 11 percent to $38.73 per diluted share compared to $34.93 per diluted share as of March 31, 2006.

Net operating return on average equity (as defined in Exhibit 3), was 12.2 percent for the quarter compared to 11.0 percent in the first quarter of 2006.

“As anticipated, the work that we are doing to strengthen our core businesses, build new capabilities and manage capital is starting to have a positive effect on our performance,” said Mark Thresher, president and chief operating officer.

“Our enhanced sales process and product innovations are facilitating strong sales growth in our retirement plans and individual investments segments. Additionally, the sale of The 401(k) Company is enabling our private sector business to more effectively focus on its core markets—which are the small and micro 401(k) plan markets,” said Thresher.

“Disciplined expense management also is helping to improve bottom-line performance. And because of our strong capital position, we were able to return $103 million to shareholders through stock repurchases and dividend payments during the quarter,” Thresher added.

“We are particularly excited about the opportunities related to our acquisition of NWD Investment Management. The ability to offer Nationwide branded funds as part of our investment portfolio is a natural extension of our core capabilities, and will improve the competitiveness and profitability of our products. These new capabilities will ultimately strengthen our ability to help consumers prepare for and live in retirement, while returning value to our shareholders through enhanced opportunities for growth,” said Thresher.

“In what was otherwise a solid quarter, we were disappointed that first-year sales for individual life products were below plan. As we outlined in detail at our investor conference in late March, we are implementing a comprehensive strategy designed to improve individual life sales performance that includes strengthening the competitiveness of our individual life product portfolio, restructuring affiliated distribution and extending the reach of non-affiliated distribution. We remain optimistic that we should start seeing improved individual life sales performance later this year,” Thresher noted.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2007 earnings — 4

Operating Segment First Quarter Financial Highlights

Nationwide Financial reports its results in three primary business segments: individual investments, retirement plans and individual protection. Following are the financial highlights and a discussion of the results for each of these segments, plus a discussion of results for the corporate and other segment.

Individual Investments Segment

	Three months ended March 31,
(in millions)	2007	2006	Change
	(Unaudited)	(Unaudited)
Individual variable annuity sales	$1,241.0	$986.4	26%
Individual fixed annuity sales	37.3	39.5	-6%
Income product sales	55.5	58.5	-5%
Advisory services program sales	36.8	62.6	-41%

Total sales	$1,370.6	$1,147.0	19%

Net flows	$(621.7)	$(750.5)	17%
Operating revenues	365.0	382.6	-5%
Pre-tax operating earnings	51.0	56.4	-10%

Ending account values	$53,030.7	$52,318.2	1%
Interest spread on average general account values	1.98%	2.02%
Pre-tax operating earnings to average account values	0.38%	0.44%
Return on average allocated capital	13.6%	11.9%

First quarter individual investments segment sales grew 19 percent over the prior year quarter driven by strong individual variable annuity sales growth. Individual variable annuity sales of $1.2 billion represented growth of 26 percent over the same period a year ago.

Net outflows improved 17 percent to $621.7 million from $750.5 million in the first quarter a year ago. Variable annuity net flows, while still negative, improved significantly compared to the prior year driven by sales growth. Gains made in variable annuity flows were partially offset by fixed annuity flows net outflows related to withdrawals on the aging block of business.

Pre-tax operating earnings in this segment were $51.0 million compared to $56.4 million in the first quarter of the prior year. Lower interest spread income from fixed annuities was partially offset by higher asset based fees related to variable annuities.

Interest spread income decreased 16 percent, driven by a decline in general account assets. Included in the interest spread margin in the current quarter were 15 basis points, or $4.8 million, of income from prepayments compared to 11 basis points, or $4.1 million, during the first quarter of last year.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2007 earnings — 5

Retirement Plans Segment

	Three months ended March 31,
(in millions)	2007	2006	Change
	(Unaudited)	(Unaudited)
Private sector sales	$1,862.8	$1,697.6	10%
Public sector sales	1,074.3	1,019.9	5%

Total sales	$2,937.1	$2,717.5	8%

Net flows	$842.9	$639.0	32%
Operating revenues	279.0	269.4	4%
Pre-tax operating earnings	50.1	53.6	-7%

Ending account values	$77,894.8	$71,629.2	9%
Interest spread on average general account values	1.95%	1.81%	8%
Pre-tax operating earnings to average account values	0.26%	0.30%
Return on average allocated capital	19.0%	19.4%

Note:

The results of operations of The 401(k) Company are reflected as discontinued operations. Other data, including sales, net flows and customer funds managed and administered, exclude amounts applicable to The 401(k) Company.

First quarter retirement plans segment sales increased 8 percent over the prior year, driven by 10 percent growth in private sector sales. Retirement plans net inflows were $842.9 million compared to $639.0 million in the same period a year ago, also driven by private sector sales growth.

Pre-tax operating earnings were $50.1 million compared to $53.6 million a year ago. Increased net asset based fees and interest spread income were more than offset by increased expenses related to investments in business model changes, technology and infrastructure.

Interest spread income increased 7 percent compared to a year ago, driven by lower interest credited. Included in the interest spread margin in the current quarter were 11 basis points of income from prepayments, or $3.0 million, compared to 9 basis points, or $2.5 million, in the first quarter of a year ago.

Effective March 31, 2007, the Company completed the sale of The 401(k) Company for $115.0 million in cash, subject to a post-closing adjustment, and recorded a $45.5 million gain, net of taxes. The results of operations of The 401(k) Company and the gain on sale are both reflected as discontinued operations. In addition, reported sales, net flows, account values and other non-financial data exclude amounts applicable to The 401(k) Company.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2007 earnings — 6

Individual Protection Segment

	Three months ended March 31,
(in millions)	2007	2006	Change
	(Unaudited)	(Unaudited)
Individual investment life first year sales	$31.0	$39.2	-21%
COLI/BOLI first year sales	39.0	83.5	-53%
Traditional/universal life first year sales	19.8	21.6	-8%

Total first year sales	$89.8	$144.3	-38%

Net flows	$184.5	$328.5	-44%
Operating revenues	342.5	338.4	1%
Pre-tax operating earnings	82.9	64.9	28%
Policy reserves	$19,954.3	$18,032.3	11%

Life insurance in-force	$133,204.8	$127,999.3	4%
Pre-tax operating earnings to operating revenues	24.2%	19.2%
Return on average allocated capital	12.1%	9.8%

Total first year individual protection sales were $89.8 million for the quarter, compared to $144.3 million in the prior year. First year sales of traditional and universal life decreased by 8 percent compared to the same period a year ago while individual investment life sales decreased by 21 percent over the same period. Corporate and bank-owned life insurance (COLI/BOLI) first year sales were $39.0 million in the quarter compared to $83.5 million a year ago.

Pre-tax operating earnings in the segment increased 28 percent to $82.9 million compared to $64.9 million in the prior year. The improved earnings were driven by lower general operating and benefit expenses, higher policy charges and increased interest spread income.

Interest spread income in the segment increased 2 percent this quarter compared to the prior year quarter due to higher prepayment income. Included in the current quarter were 27 basis points, or $5.2 million, of prepayments versus the year ago quarter level of 13 basis points, or $2.5 million.

Corporate and Other Segment

Corporate and other segment pre-tax operating earnings were $33.6 million in the first quarter of 2007, compared to pre-tax operating earnings of $11.6 million in the first quarter of 2006. The improvement was driven primarily by interest income. Additionally, Nationwide Bank broke even in its first quarter of full-service operations compared to a loss in the same quarter a year ago during its start-up phase.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2007 earnings — 7

Interest spread income for the corporate and other segment increased 27 percent compared to the same quarter a year ago. The current quarter interest spread margin for the medium-term notes (MTN) business was 122 basis points compared to 120 basis points in the same quarter a year ago. The Company issued $250 million of MTN during the quarter, while MTN with an aggregate principal amount of $500 million matured.

Capital and Share Repurchase

During the quarter ended March 31, 2007, the Company repurchased 1,301,634 shares of its Class A common stock for an aggregate of $69.8 million at an average price per share of $53.62. As of March 31, 2007, the Company had $412.6 million remaining under its current share repurchase authorization.

Also during the quarter, Nationwide Financial paid a quarterly dividend of $0.23 per share. Nationwide Financial distributed $103.4 million to its shareholders in the form of quarterly cash dividends or share repurchases in the quarter.

During April 2007, the Company executed an accelerated share repurchase (ASR) at an initial cost of $165 million resulting in the repurchase of 2,965,492 shares of its Class A common stock at an average price per share of $55.64.

Under its share repurchase program, repurchases of the Company’s common stock in the open market, in block trades or otherwise, and through privately negotiated transactions are to be made in compliance with all applicable laws and regulations, including the United States Securities and Exchange Commission rules. The program may be superseded or discontinued at any time.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2007 earnings — 8

Business Outlook

The information provided below includes certain forward-looking statements, is based on current business conditions and incorporates a range of possible results that are intended to illustrate the sensitivity of the Company’s margins and returns to these factors.

To the extent that equity-market performance varies from levels indicated in this business outlook, the Company’s results will vary accordingly. Additionally, the Company’s ability to meet the indicated outlook is subject to the factors described in the forward-looking information section found on page 10.

The table below outlines the Company’s expectations for full-year sales and earnings drivers and is based on the assumption that the equity markets and the Company’s separate account assets will achieve a return of 1 to 1.5 percent per quarter during 2007.

Individual Investments Segment
Interest-spread margin	185 -190 bps
Pre-tax operating earnings to average account values	35 - 40 bps
Sales:
Variable annuities	15 - 20% growth
Fixed annuities	$200m - $300m

Retirement Plans Segment
Interest-spread margin	180 - 185 bps
Pre-tax operating earnings to average account values	23 - 28 bps
Sales:
Private sector	10 - 12% growth
Public sector	2 - 4% growth

Individual Protection Segment
Pre-tax operating earnings to operating revenues
Individual protection products	19 - 21%
Investment life	25 - 27%
Fixed life	13 - 15%
First-year sales:
Individual VUL	10 - 12% growth
COLI	$125m - $145m
Fixed life	flat

Corporate and Other Segment
Quarterly pre-tax operating earnings	$20m - $25m

Nationwide Financial
Operating return on average equity	11.0% - 11.3%

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2007 earnings — 9

Supplemental Financial Information

More detailed financial information can be found in the Nationwide Financial Statistical Supplement for the first quarter of 2007, which is available on the investor relations section of the Company’s Web site at www.nationwide.com.

Earnings Conference Call

Nationwide Financial will host a conference call from 10 a.m. to 11 a.m. EDT on Friday, May 4, 2007, to discuss first quarter 2007 results. To participate in the call, dial 1-210-838-9199, using Conference ID 5670682, and provide your name and company name to the operator. Please dial into the call 10-15 minutes early to facilitate a timely connection. A simultaneous webcast of the call will also be available from the investor relations section of our Web site at www.nationwide.com. Anyone unable to participate in the call can listen to a replay starting at 1 p.m. EDT time May 4, 2007, through midnight EDT May 11, 2007 by dialing 1-402-998-0731, conference ID 5670682. An audio archive and transcript of the call will be posted to the investor relations section of the Company’s Web site within 48 hours of the call.

Quiet Period

After the end of each quarter, the Company has a quiet period during which it no longer publishes or updates its current outlook, and Company representatives will not comment on financial results or expectations. The quiet period will extend until the day when the next earnings announcement is published. For the second quarter of 2007, the quiet period will be July 11, 2007 through August 1, 2007.

About Nationwide Financial

Columbus-based Nationwide Financial is the holding company for the domestic retirement savings operations of Nationwide, which owns 63.1 percent of the outstanding common shares of Nationwide Financial. The major operating subsidiary of Nationwide Financial is Nationwide Life Insurance Company. To obtain investor materials, including the Company’s 2006 Annual Report to Shareholders, 2006 Annual Report on Form 10-K, quarterly statistical supplements and other corporate announcements, please visit the investor relations section of the Company’s Web site at www.nationwide.com.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2007 earnings — 10

Reconciliation of net income to net operating earnings

	Three months ended March 31,
	2007		2006
(in millions, except per share data)	Amount	Per diluted share	Amount	Per diluted share
Net operating earnings	$170.4	$1.16	$144.3	$0.94

Net realized losses on investments, hedging instruments and hedged items, net of taxes*	(8.8)	(0.06)	(5.3)	(0.03)

Adjustment to amortization related to net realized gains and losses, net of taxes	1.7	0.01	3.3	0.02

Discontinued operations, net of taxes**	45.9	0.31	—	—

Cumulative effect of adoption of accounting principle, net of taxes	(6.0)	(0.04)	—	—
Net income	$203.2	$1.38	$142.3	$0.93

*

Excluding operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations).

**	The results of operations of The 401(k) Company are reflected as discontinued operations.

Forward-Looking Information

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Nationwide Financial Services, Inc. and subsidiaries (NFS or collectively, the Company). These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among other, the following possibilities: (i) change in Nationwide Corporation’s control of the Company through its beneficial ownership of 94.5% of the combined voting power of all the outstanding common stock and 63.1% of the economic interest in the Company; (ii) the Company’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt service obligations and the applicable regulatory restrictions on the ability of the Company’s subsidiaries to pay such dividends; (iii) the potential impact on the Company’s reported net income and related disclosures that could result from the adoption of certain accounting and/or financial reporting standards issued by the Financial Accounting Standards Board, the SEC or other standard-setting bodies; (iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) repeal of the federal estate tax; (vi) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves and other financial viability requirements, restrictions on mutual fund distribution payment arrangements such as revenue sharing and 12b-1 payments, and regulation changes resulting from industry practice investigations; (viii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (ix) inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market; (x) changes in interest rates and the equity markets causing a reduction of investment income and/or asset fees, an acceleration of the amortization of deferred policy acquisition costs (DAC) and/or value of business acquired (VOBA), reduction in separate account assets or a reduction in the demand for the Company’s products; (xi) reduction in the value of the Company’s investment portfolio as a result of changes in interest rates and yields in the market as well as geopolitical conditions and the impact of political, regulatory, judicial, economic or financial events, including terrorism, affecting the market generally and companies in the Company’s investment portfolio specifically; (xii) general economic and business conditions that are less favorable than expected; (xiii) competitive, regulatory or tax changes that affect the cost of, or demand for, the Company’s products; (xiv) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations; (xv) settlement of tax liabilities for amounts that differ significantly from those recorded on the balance sheet; (xvi) deviations from assumptions regarding future persistency, mortality (including as a result of a pandemic illness, such as Avian Flu), morbidity and interest rates used in calculating reserve amounts and in pricing the Company’s products; (xvii) adverse litigation results and/or resolution of litigation and/or arbitration or investigation results that could result in monetary damages or impact the manner in which the Company conducts its operations; and (xviii) adverse consequences, including financial and reputation costs, regulatory problems and potential loss of customers resulting from failure to meet privacy regulations and/or protect the Company’s customers’ confidential information.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2007 earnings — 11

Exhibit 1 to First Quarter 2007 Earnings Announcement

Nationwide Financial Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Three months ended March 31,
(in millions, except per share data)	2007	2006
	(Unaudited)	(Unaudited)
Revenues:
Policy charges	$335.9	$321.0
Traditional life insurance and immediate annuity premiums	110.4	107.8
Net investment income	574.5	577.3
Net realized losses on investments, hedging instruments and hedged items	(11.4)	(6.8)
Other income	105.9	83.1
Total revenues	1,115.3	1,082.4

Benefits and Expenses:
Interest credited to policyholder account values	334.8	342.1
Life insurance and annuity benefits	153.6	156.1
Policyholder dividends on participating policies	21.3	20.2
Amortization of deferred policy acquisition costs	133.2	120.6
Amortization of value of business acquired	10.3	11.6
Interest expense on debt	24.8	26.1
Other operating expenses	230.7	222.2
Total benefits and expenses	908.7	898.9
Income from continuing operations before federal income tax expense	206.6	183.5
Federal income tax expense	43.3	41.2
Income from continuing operations	163.3	142.3
Discontinued operations, net of taxes	45.9	—
Cumulative effect of adoption of accounting principle, net of taxes	(6.0)	—
Net income	$203.2	$142.3

Earnings from continuing operations per common share:
Basic	$1.12	$0.93
Diluted	$1.11	$0.93

Earnings per common share:
Basic	$1.39	$0.93
Diluted	$1.38	$0.93

Weighted average common shares outstanding:
Basic	145.9	152.3
Diluted	147.1	152.9

Cash dividends declared per common share	$0.26	$0.23

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2007 earnings — 12

Exhibit 2 to First Quarter 2007 Earnings Announcement

Nationwide Financial Services, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions)	March 31, 2007	December 31, 2006
	(Unaudited)
Assets
Investments:
Securities available-for-sale, at fair value:
Fixed maturity securities	$28,356.6	$28,160.0
Equity securities	69.0	67.6
Trading assets, at fair value	24.3	24.3
Mortgage loans on real estate, net	8,689.8	8,909.8
Real estate, net	67.8	76.7
Policy loans	974.6	966.9
Other long-term investments	770.0	780.1
Short-term investments, including amounts managed by a related party	2,469.3	2,215.6
Total investments	41,421.4	41,201.0

Cash	19.4	20.2
Accrued investment income	387.5	373.8
Deferred policy acquisition costs	3,819.6	3,851.0
Value of business acquired	385.6	392.7
Goodwill	341.7	359.0
Other assets	2,680.2	2,519.2
Assets held in separate accounts	71,288.1	70,694.7
Total assets	$120,343.5	$119,411.6

Liabilities and Shareholders’ Equity
Liabilities:
Future policy benefits and claims	$37,322.6	$38,097.8
Short-term debt	156.6	85.2
Long-term debt	1,398.9	1,398.5
Other liabilities	4,461.9	3,597.1
Liabilities related to separate accounts	71,288.1	70,694.7
Total liabilities	114,628.1	113,873.3

Shareholders’ equity:
Class A common stock	0.7	0.7
Class B common stock	1.0	1.0
Additional paid-in capital	1,792.9	1,762.3
Retained earnings	4,624.9	4,460.3
Accumulated other comprehensive income	83.6	31.9
Treasury stock	(786.1)	(716.3)
Other, net	(1.6)	(1.6)
Total shareholders’ equity	5,715.4	5,538.3
Total liabilities and shareholders’ equity	$120,343.5	$119,411.6

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2007 earnings — 13

Exhibit 3 to First Quarter 2007 Earnings Announcement

Non-GAAP Measures Used in this Earnings Announcement by Nationwide Financial

Nationwide Financial Services, Inc. (NFS) prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). In addition to using the GAAP consolidated financial statements, NFS analyzes operating performance using certain non-GAAP financial measures. The following non-GAAP financial measures appear in the accompanying earnings announcement.

Operating revenues are calculated by adjusting total revenues to include only net realized gains and losses on investments, hedging instruments and hedged items that are related to operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations).

Operating realized gains and losses include net realized gains and losses on investments, hedging instruments and hedged items that are related to operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations).

Net operating earnings are calculated by adjusting net income to exclude the following (all net of taxes): non-operating net realized gains and losses on investments, hedging instruments and hedged items; discontinued operations; and the cumulative effect of adoption of accounting principles.

Net operating earnings per common diluted share is calculated by dividing net operating earnings by the number of weighted average common diluted shares outstanding for the period indicated.

Operating return on average equity is calculated by annualizing net operating earnings and dividing by average shareholders’ equity excluding accumulated other comprehensive income (AOCI).

Book value per common share excluding AOCI is calculated by dividing total shareholders’ equity less AOCI by the number of common shares outstanding as of the date indicated.

Use of Non-GAAP Measures in Practice

Operating revenues, operating realized gains and losses, net operating earnings, net operating earnings per common diluted share, operating return on average equity, book value per common share excluding AOCI or similar measures are commonly used in the insurance industry as measures of ongoing earnings performance.

Excluded Items and Cautionary Information

The excluded items are important in understanding NFS’ overall results of operations, and NFS’ definition of these non-GAAP financial measures may differ from those used by other companies. None of these non-GAAP financial measures should be viewed as substitutes for any GAAP financial measures.

Specifically, operating revenues, operating realized gains and losses, pre-tax operating earnings, net operating earnings, net operating earnings per common diluted share, operating return on average equity and book value per common share excluding AOCI should not be viewed as substitutes for total revenues, net realized gains and losses on investments, hedging instruments and hedged items, income from continuing operations before federal income taxes, net income, earnings per common diluted share, return on average equity and book value per common share, respectively, determined in accordance with GAAP. Nationwide Financial believes that the presentation of these non-GAAP financial measures as they are measured for management purposes enhances the understanding of Nationwide Financial’s results of operations by highlighting the results from continuing operations, on a pre- and post-tax basis as applicable, and the underlying profitability drivers of Nationwide Financial’s business.

Nationwide Financial excludes operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations) from net realized gains and losses on investments, hedging instruments and hedged items, net of taxes, in the calculation of these non-GAAP financial measures because such items are often the result of a series of independent event-driven activities, the timing of which may or may not be at Nationwide Financial’s discretion. Excluding the fluctuating effects of these transactions helps to depict trends in the underlying profitability of Nationwide Financial’s business without consideration of these items. Nationwide Financial also excludes discontinued operations and the cumulative effect of adoption of accounting principles, both net of taxes, from net operating earnings, as such adjustments do not reflect the continuing operations of Nationwide Financial’s business.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2007 earnings — 14

Exhibit 3 to First Quarter 2007 Earnings Announcement

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

The following tables reconcile non-GAAP financial measures used in the accompanying Nationwide Financial earnings announcement to the most comparable GAAP financial measures for each of the periods indicated. Page ten of the earnings announcement includes a reconciliation of net operating earnings to net income, including per diluted share information. This table has not been repeated in this exhibit. Also, a reconciliation of the forward-looking non-GAAP financial measure net operating earnings per diluted share to net income per diluted share has not been provided because Nationwide Financial does not regularly forecast realized gains and losses on investments, hedging instruments and hedged items1 (realized gains and losses). Realized gains and losses represented $0.06 per weighted average diluted share in 2006 and ranged from $0.14 to ($0.60) per weighted average diluted share over the past five full years. The results of past accounting periods, including quarterly and annual results, are not necessarily indicative of the results to be expected for any future accounting period.

Operating revenues to revenues 2

	Three months ended March 31,
(in millions)	2007	2006
Operating revenues	$1,128.8	$1,090.5
Net realized losses on investments, hedging instruments and hedged items[1]	(13.5)	(8.1)
Revenues	$1,115.3	$1,082.4

Operating net realized gains to net realized losses on investments, hedging instruments and hedged items

	Three months ended March 31,
(in millions)	2007	2006
Operating net realized gains	$2.1	$1.3
Net realized losses on investments, hedging instruments and hedged items [1]	(13.5)	(8.1)
Net realized losses on investments, hedging instruments and hedged items	$(11.4)	$(6.8)

Pre-tax operating earnings to income from continuing operations before federal income taxes[2]

	Three months ended March 31,
(in millions)	2007	2006
Pre-tax operating earnings	$217.6	$186.5
Net realized losses on investments, hedging instruments and hedged items [1]	(13.5)	(8.1)
Adjustment to amortization related to net realized gains and losses	2.5	5.1
Income from continuing operations before federal income taxes	$206.6	$183.5

Net operating earnings to net income and net operating return on average equity to return on average equity

	Three months ended March 31,
	2007			2006
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex AOCI	w/AOCI	Amount	Ex AOCI	w/AOCI
Net operating earnings	$170.4	12.2%	12.1%	$144.3	11.0%	11.0%
Net realized losses on investments, hedging instruments and hedged items, net of taxes [1]	(8.8)	(0.6%)	(0.6%)	(5.3)	(0.4%)	(0.4%)
Adjustment to amortization related to net realized gains and losses, net of taxes	1.7	0.1%	0.1%	3.3	0.3%	0.3%
Discontinued operations, net of taxes	45.9	3.3%	3.2%	—	—	—
Cumulative effect of adoption of accounting principle, net of taxes	(6.0)	(0.4%)	(0.4%)	—	—	—
Net income	$203.2	14.6%	14.4%	$142.3	10.9%	10.9%
Average equity, excluding AOCI	$5,569.1			$5,226.9
Average AOCI	57.8			11.4
Average equity	$5,626.9			$5,238.3

Book value per share excluding AOCI to book value per share
	As of March 31, 2007			As of December 31, 2006
(in millions, except per share data)	Amount		Per share	Amount		Per share
Total equity, excluding AOCI	$5,631.8		$38.73	$5,506.4		$37.72
AOCI	83.6		0.58	31.9		0.21
Total equity	$5,715.4		$39.31	$5,538.3		$37.93
Shares outstanding	145.4			146.0

[1]

Excluding operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, trading portfolio valuation changes, and net realized gains and losses related to securitizations).

[2]	The results of operations of The 401(k) Company are reflected as discontinued operations.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com